Exhibit 99.1

Select Inquiries Received Year to Date 2021

Select Inquiries Received through June 1, 2021
1) What was unit volume growth in April and May 2021, compared to the same periods in the prior year?

The following table summarizes changes in Consumer Loan assignment unit volume in each of the last two months as compared to the same periods in the prior year and two years prior:

	Percent Change in Unit Volume Compared to the Same Period in
One Month Ended	2020	2019
April 30, 2021	16.1%	-9.8%
May 31, 2021	-44.3%	-33.1%

Credit Acceptance Corporation, in disclosing this information regarding monthly Consumer Loan assignment unit volume, is not acknowledging any obligation to have done so and is not undertaking any obligation to disclose monthly Consumer Loan assignment unit volume information in the future.